Exhibit 99.1
News Release

Clarivate Announces Updates to Logistics of 2020 Annual General Meeting of Shareholders

—Updates arrangements in light of the ongoing COVID-19 pandemic—

London, UK, & Philadelphia, US, April 23, 2020 – Clarivate Analytics plc (NYSE:CCC) (“Clarivate”), was scheduled to hold its 2020 Annual General Meeting of Shareholders (“AGM”) at 2:00 p.m. BST on Thursday, May 7, 2020, at Hotel Sofitel London St. James, 6 Waterloo Place, St. James’s, London SW1Y 4AN, United Kingdom. However, as a result of the ongoing COVID-19 coronavirus pandemic, UK authorities have issued stay-at-home orders that restrict public gatherings of more than two people. In order to do our part to assist in protecting the health and well-being of our shareholders and employees, Clarivate will adhere to all government and public health authority guidance to limit the spread of COVID-19. As a result, Clarivate has decided to make the following changes to the logistics for the AGM:

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We are not permitted to hold a virtual-only AGM under the terms of our governing documents, and therefore, we currently plan to hold the AGM at 2 Sydney Terrace, The Green, Claygate, Surrey KT10 0JJ, United Kingdom. However, in order to comply with the stay-at-home orders and public health directives, shareholders will not be permitted to attend the AGM, and anyone seeking to attend the meeting in person will be refused entry.

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In order to keep in-person AGM attendance to the bare minimum and observe proper social distancing measures for the small number of people required to attend, our advisers and other guests have also been asked not to attend.

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Shareholders are strongly encouraged to vote and submit their proxy by internet, by email or by signing and returning the proxy card that was included in the Notice of Annual General Meeting sent to shareholders on April 10, 2020.

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Shareholders may listen to the meeting through our webcast or conference call. However, participation through these means will not constitute formal attendance at the AGM. Our broadcast will begin at 2:00 p.m. BST on Thursday, May 7, 2020 and shareholders may join via:

Event address for attendees:	https://clarivatewebinars.webex.com/clarivatewebinars/onstage/g.php?MTID=ed40088458d1750607651d643a993c8fa
Event number:	667 453 471
Event password:	clarivate2020
Audio conference:	To receive a call back, provide your phone number when you join the event, or call the number below and enter the access code.
US Toll
+1-415-655-0001
Show all global call-in numbers
Access code: 667 453 471

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The Company values the views of its shareholders, and any shareholder wishing to submit a question in connection with the AGM may do so by emailing AGM2020@clarivate.com.  While we may not be able to address your questions during the AGM, we will respond promptly.

Clarivate is actively monitoring the evolving COVID-19 coronavirus situation. If we determine further changes to any of the logistics for the Annual General Meeting are necessary due to developments relating to the COVID-19 coronavirus or otherwise, we will provide notice to shareholders through a press release and the filing of a Current Report on Form 8-K.

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About Clarivate
ClarivateTM is a global leader in providing trusted insights and analytics to accelerate the pace of innovation. We have built some of the most trusted brands across the innovation lifecycle, including the Web of Science(TM), Cortellis(TM), Derwent(TM), CompuMark(TM), MarkMonitor(TM) and Techstreet(TM). Today, Clarivate Analytics is on a bold entrepreneurial mission to help customers reduce the time from new ideas to life-changing innovations. For more information, please visit clarivate.com.

Media Contact Tabita Seagrave, Head of Global Corporate Communications media.enquiries@clarivate.com	Investor Relations Contact Mark Donohue, Head of Investor Relations investor.relations@clarivate.com